                                                                   EXHIBIT 2.2


                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT") is entered into this 9th day of August 2000, by and among ONEMAIN.COM, INC., a Delaware corporation ("COMPANY"), EARTHLINK, INC., a Delaware corporation ("EARTHLINK"), and OM COMBINATION, INC., a Delaware corporation and wholly-owned subsidiary of EarthLink ("COMBINATION COMPANY"), and

     WHEREAS, the Company, Combination Company and EarthLink entered into that certain Agreement and Plan of Merger dated as of June 7, 2000 (the "MERGER AGREEMENT");

     WHEREAS, the parties desire to amend certain terms and conditions of the Merger Agreement on the terms specified herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.  AMENDMENTS.

     A. ANNEX A of the Merger Agreement shall be replaced in its entirety by the Exhibit A attached hereto.

     B.  If the Closing Price on the Measurement Date (as determined by
Section 2.1(b) of the Merger Agreement) is less than $8.00 per share, then the merger between Combination Company and the Company as required by the Merger Agreement shall be a reverse triangular merger pursuant to which the Combination Company shall merge with and into the Company, with the Company as the Surviving Corporation. In furtherance of such changes, if the Closing Price on the Measurement Date (as determined by Section 2.1(b) of the Merger Agreement) is less than $8.00 per share, then the Merger Agreement is hereby contingently amended effective as of 5:00 pm New York City time on the Measurement Date as follows:

     (i) The first "WHEREAS" clause of the Merger Agreement shall be deleted in its entirety and replaced with the following:

     "WHEREAS, the respective Boards of Directors of EarthLink, Combination Company and the Company have approved the merger of the Combination Company with and into the Company (the "MERGER"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "AGREEMENT"), whereby each issued and outstanding share of the Company's common stock, $.001 par value per share (a "COMPANY SHARE") will be converted into the right to receive a per share amount (the "PER SHARE PRICE") based on (a) $308,059,333 (the "AGGREGATE PURCHASE PRICE") DIVIDED BY (b) 25,804,064 Company Shares (the total number of Company Shares outstanding on a Fully Diluted Basis on the date hereof (using the treasury method for Options outstanding as of the date hereof), with each Per Share Price consisting of $5.97 in cash and .3511 of a share of EarthLink common stock, $.01 par value per share ("EarthLink Common Stock") all as provided herein and as subject to adjustment as set forth in Section 2.1(b) hereof."

     (ii) The second "WHEREAS" clause of the Merger Agreement shall be deleted in its entirety.

    (iii) Section 1.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

     "SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), the Combination Company shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of the Combination Company shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of EarthLink (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Combination Company in accordance with the DGCL."

     (iv) The following definition shall be added to Section 9.3:

     "Code" means the Internal Revenue Code of 1986, as amended.

     (v) A new Section 2.1(d) shall be added to the Merger Agreement to read in full as follows:

     "(d) Combination Company Stock. Each share of common stock, par value $.01 per share, of Combination Company issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. All shares of capital stock of Combination Company held in the treasury of the Combination Company immediately prior to the Effective Time of the Merger, if any, shall be cancelled and extinguished as of the Effective Time of the Merger without any conversion thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor."

     (vi) Section 2.5 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

     "SECTION 2.5 STOCK TRANSFER BOOKS. At the Effective Time of the Merger, the transfer books of each of the Company and the Combination Company with respect to all shares of capital stock or other securities of the Company and the Combination Company, respectively, shall be closed and no further registration of transfers of such shares of capital stock or other securities shall thereafter be made on the records of the Company and the Combination Company, respectively."

     C. The second full sentence of Section 3.1(m) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

     "The consummation of the transactions contemplated hereby will not accelerate or otherwise cause to come due any Taxes or obligation with respect to Taxes (including any indemnification of a third party for their Tax liability) of the Company or any of its Subsidiaries, other than any acceleration arising solely as a result of the Company being required to file a Tax Return for a period ending before its normal taxable year, PROVIDED, that in the event the transaction contemplated by this Agreement does not qualify for tax-free treatment under Section 368 of the Code (other than as caused by a material breach of this Section 3.1(m)), such event shall be deemed not to be a breach of this provision by the Company."

2. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

3. SCOPE OF AMENDMENT. Except as expressly modified hereby, the Merger Agreement shall continue in full force and effect as set forth therein.

4. HEADINGS. The headings of the sections and subsections contained in this Amendment are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

5. SIGNATURES. This Amendment may be executed via facsimile and in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all the parties hereto.

6. BOARD APPROVAL. The Boards of Directors of EarthLink, Combination Company and the Company, respectively have approved or previously authorized the transactions contemplated by this Amendment.

            [The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has executed this First Amendment to the Agreement and Plan of Merger to be executed and delivered in its name on its behalf as of the day and year first above written.


                                         EARTHLINK, INC.


                                         By: /s/ MICHAEL S. McQUARY
                                             ---------------------------------

                                         Name: Michael S. McQuary
                                               -------------------------------

                                         Title: President
                                                ------------------------------


                                         OM COMBINATION, INC.

                                         By: /s/ MICHAEL S. McQUARY
                                             ---------------------------------

                                         Name: Michael S. McQuary
                                               -------------------------------

                                         Title: President
                                                ------------------------------


                                         ONEMAIN.COM, INC.


                                         By: /s/ MICHAEL D. READ
                                             ---------------------------------

                                         Name: Michael D. Read
                                               -------------------------------

                                         Title: President
                                                ------------------------------

                                     EXHIBIT A
               TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                                  PRICING SCHEDULE

          EARTHLINK          CASH                      EARTHLINK     TOTAL PAYMMENT
           CLOSING          PAYMENT      EXCHANGE     STOCK VALUE       FOR EACH
         STOCK PRICE       PER SHARE      RATIO        PER SHARE     ONEMAIN SHARE
         -----------       ---------     --------     -----------    -------------
           $ 5.000          $6.050        0.3559        $ 1.779          $ 7.830
           $ 6.000          $6.041        0.3553        $ 2.132          $ 8.173
           $ 7.000          $6.032        0.3548        $ 2.484          $ 8.515
           $ 8.000          $5.314        0.4430        $ 3.544          $ 8.858
           $ 9.000          $5.520        0.4090        $ 3.681          $ 9.201
           $10.000          $5.726        0.3818        $ 3.818          $ 9.544
           $11.000          $5.931        0.3596        $ 3.956          $ 9.887
           $12.000          $5.996        0.3527        $ 4.233          $10.229
           $13.000          $5.991        0.3524        $ 4.581          $10.572
           $14.000          $5.985        0.3520        $ 4.929          $10.913
           $15.000          $5.979        0.3517        $ 5.276          $11.255
           $16.000          $5.974        0.3514        $ 5.623          $11.597
           $17.000          $5.969        0.3511        $ 5.969          $11.938
           $18.000          $5.965        0.3509        $ 6.315          $12.280
           $19.000          $5.960        0.3506        $ 6.661          $12.620
           $20.000          $5.955        0.3503        $ 7.005          $12.960
           $21.000          $5.949        0.3499        $ 7.348          $13.297
           $22.000          $5.942        0.3496        $ 7.690          $13.633
           $23.000          $5.936        0.3492        $ 8.031          $13.967
           $24.000          $5.930        0.3488        $ 8.371          $14.301
           $25.000          $5.921        0.3483        $ 8.708          $14.629
           $26.000          $5.913        0.3478        $ 9.044          $14.957
           $27.000          $5.905        0.3473        $ 9.378          $15.282
           $28.000          $5.896        0.3468        $ 9.711          $15.608
           $29.000          $5.887        0.3463        $10.043          $15.931
           $30.000          $5.879        0.3458        $10.374          $16.253
           $31.000          $5.869        0.3453        $10.703          $16.572
           $32.000          $5.860        0.3447        $11.030          $16.890
           $33.000          $5.850        0.3441        $11.356          $17.205
           $34.000          $5.840        0.3435        $11.680          $17.521
           $35.000          $5.831        0.3430        $12.005          $17.836
           $36.000          $5.822        0.3425        $12.329          $18.151
           $37.000          $5.813        0.3420        $12.653          $18.466
           $38.000          $5.805        0.3415        $12.976          $18.780
           $39.000          $5.797        0.3410        $13.298          $19.095
           $40.000          $5.789        0.3405        $13.620          $19.409
           $41.000          $5.781        0.3400        $13.942          $19.723
           $42.000          $5.773        0.3396        $14.263          $20.037
           $43.000          $5.766        0.3392        $14.585          $20.351
           $44.000          $5.759        0.3388        $14.906          $20.664
           $45.000          $5.752        0.3384        $15.226          $20.978
           $46.000          $5.746        0.3380        $15.547          $21.292
           $47.000          $5.739        0.3376        $15.867          $21.606
           $48.000          $5.733        0.3372        $16.187          $21.920
           $49.000          $5.721        0.3365        $16.490          $22.211
           $50.000          $5.708        0.3357        $16.787          $22.495